Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2016 Fourth Quarter and Year End Financial Results
Receives Offer from TransCanada to Purchase Interests in the Iroquois and PNGTS Systems

Houston, Texas – February 27, 2017 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported fourth quarter 2016 net income attributable to controlling interests of $60 million and distributable cash flow of $67 million. For the year ended December 31, 2016, net income attributable to controlling interests was $244 million and distributable cash flow was $313 million.
“The Partnership delivered solid results in 2016, reflecting the strength and stability of our portfolio of high quality, FERC-regulated natural gas pipelines, all of which are underpinned by long-term, ship-or-pay contracts with creditworthy customers,” said Brandon Anderson, President of TC PipeLines GP, Inc.  “Our steady financial performance positions us for additional dropdown transactions as well as other organic growth opportunities.”
“We are currently in receipt of an offer from TransCanada to sell to us a 49.3 percent interest in the Iroquois Gas Transmission System and its remaining 11.8 percent of the PNGTS system,” added Anderson. “These pipelines are critical energy infrastructure in the U.S. Northeast and are expected to be integral to those markets for years to come.  Upon a successful transaction, we believe this investment will further strengthen our cash flows and our ability to increase our quarterly distributions this year in line with recent increases.”
The terms and structure of the proposed transaction are subject to satisfactory negotiation and approval by the Conflicts Committee of the Board of Directors of the Partnership’s general partner and, upon recommendation from the Conflicts Committee, approval by the Board of Directors.  Funding of the transaction could be sourced from a combination of debt and equity, the latter from the expected continued use of the Partnership’s ATM program.  We expect the transaction to be completed mid-year 2017.
Full Year 2016 Highlights and Fourth Quarter Highlights (All financial figures are unaudited)
•	Full Year Highlights
o	Generated net income attributable to controlling interests of $244 million
o	Paid cash distributions of $250 million on the common units and $12 million on Class B units
o	Declared cash distributions of $3.71 per common unit
o	Generated distributable cash flow of $313 million
o	Closed the purchase of a 49.9 percent interest in the Portland Natural Gas Transmission System (PNGTS) from TransCanada for $228 million, effective January 1, 2016
o	Received approval from FERC on Tuscarora rate settlement
o	Raised net proceeds of approximately $167 million in common equity through the Partnership’s At-The-Market (ATM) equity issuance program and through a General Partner contribution
•	Fourth Quarter Highlights
o	Generated net income attributable to controlling interests of $60 million
o	Paid cash distributions of $66 million
o	Declared cash distributions of $0.94 per common unit
o	Generated distributable cash flow of $67 million
o	Raised net proceeds of approximately $48.5 million in common equity through the ATM equity issuance program and through a General Partner contribution

The Partnership's financial highlights for the fourth quarter of 2016 and for the year ended December 31, 2016 compared to the same periods of 2015 were:

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars except per common unit amounts)	2016	2015	2016	2015
Net income	60	(137)	244	20
Net income (loss) attributable to controlling interests	60	(137)	244	13
Net income (loss) per common unit – basic and diluted (a)	$0.70	($2.24)	$3.21	($0.03)

Cash distributions paid	(66)	(59)	(250)	(228)
Class B distributions paid	-	-	(12)	-
Cash distributions declared per common unit	$0.94	$0.89	$3.71	$3.51

Adjusted earnings (b)	60	62	244	212
Adjusted earnings per common unit - basic and diluted (b)	$0.70	$0.79	$3.21	$3.03

EBITDA (b)	98	(100)	398	166
Adjusted EBITDA (b)	98	99	398	365
Distributable cash flow (b)	67	74	313	290

Weighted average common units outstanding (millions) – basic and diluted	67.0	64.2	65.7	63.9
Common units outstanding at end of period (millions)	67.4	64.3	67.4	64.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(b)
Adjusted earnings, Adjusted earnings per common unit, EBITDA, Adjusted EBITDA and Distributable cash flow are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled "Non-GAAP Measures" and the Supplemental Schedule for further detail.

Recent Developments
Cash Distributions – On January 23, 2017, the board of directors of our General Partner declared the Partnership's fourth quarter 2016 cash distribution in the amount of $0.94 per common unit payable on February 14, 2017 to unitholders of record as of February 2, 2017. The declared distribution to our General Partner will include a $1.3 million distribution for its effective two percent general partner interest and an IDR payment amounting to $2.0 million for a total fourth quarter 2016 distribution of $68 million.
Three Months Ended December 31, 2016 Results of Operations
For the three months ended December 31, 2016, net income attributable to controlling interests and EBITDA increased by $197 million and $198 million, respectively compared to the same period in 2015 primarily due to the recognition of the $199 million non-cash impairment on our investment in Great Lakes in fourth quarter 2015. Our Adjusted earnings and Adjusted EBITDA remained comparable to the same period in 2015 and were impacted by the net effect of:
•	higher transmission revenues in fourth quarter 2016 from GTN due to short-term services sold to its customers;
•	equity earnings from PNGTS as a result of our 49.9 percent ownership interest effective January 1, 2016;
•
lower equity earnings from Great Lakes in fourth quarter 2016 as a result of the timing of recognition of revenue in fourth quarter 2015 on certain transportation services with ANR Pipeline Company, an affiliate; and

•	generally higher expenses in fourth quarter 2015 due to dropdown costs incurred on the PNGTS acquisition.

For the three months ended December 31, 2016, our Distributable cash flow decreased $7 million compared to the same period in 2015 primarily due to higher interest expense and higher maintenance capital expenditures in fourth quarter of 2016 compared to 2015.
Twelve months Ended December 31, 2016 Cash Flow Analysis
The Partnership's net cash provided by operating activities increased by $62 million for the twelve months ended December 31, 2016 compared to the same period in 2015 primarily due to higher earnings. Earnings were higher due to the net effect of the following:
Transmission revenues - the $13 million increase was primarily due to the net effect of:
•	higher discretionary revenues on GTN from short-term services sold to its customers;
•	full year of revenue from GTN's Carty lateral system which was placed into service in October 2015; and
•	lower transportation rates on GTN as a result of the settlement reached with its customers effective July 1, 2015.
Earnings from equity investments - the $19 million increase was mainly due to our share of earnings from the acquisition of a 49.9 percent interest in PNGTS effective January 1, 2016.
Operating expenses - generally lower expenses in 2016 as a result of lower operational costs on our consolidated entities. Additionally, dropdown costs were incurred on the PNGTS acquisition in 2015.
Financial charges and other - the $11 million increase was mainly attributable to additional borrowings to fund a portion of our recent acquisitions.
Net income attributable to non-controlling interests - the $7 million decrease was due to the 2015 GTN acquisition effective April 1, 2015, whereby the Partnership now owns 100 percent of GTN.
The Partnership's net cash used in investing activities decreased by $97 million as we invested a lesser amount for our recent acquisition of PNGTS compared to our investment during the same period in 2015. In 2015, we paid $264 million to acquire the remaining 30 percent interest in GTN compared to $193 million paid for the acquisition of a 49.9 percent interest in PNGTS in 2016. Additionally, we had higher capital expenditures in 2015 due to expenditures related to the construction of the Carty Lateral at GTN.
The Partnership's net cash provided by financing activities decreased by $161 million in the twelve months ended December 31, 2016 compared to the same period in 2015 primarily due to the net effect of:
•	$259 million decrease in net issuances of debt in 2016 as compared to 2015;
•	$123 million increase in our ATM equity issuances in 2016 as compared to 2015;
•	$22 million increase in distributions paid to our common units including our General Partner's two percent share and its related IDRs;
•	$12 million of distributions paid to Class B units in 2016; and
•	$9 million of distributions paid to TransCanada as the non-controlling interest owner of GTN until March 31, 2015.
At December 31, 2016, the Partnership's available borrowing capacity under its $500 million credit facility was $340 million.
Non-GAAP Financial Measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•	Adjusted earnings
•	Adjusted earnings per common unit
•	EBITDA
•	Adjusted EBITDA
•	Total distributable cash flow
•	Distributable cash flow

We have evaluated our financial performance and position inclusive of the impairment charge to our investment in Great Lakes during the fourth quarter of 2015. However, we believe it is not reflective of our underlying operations during the periods presented. Therefore, we have presented adjusted earnings and adjusted earnings per common unit as non-GAAP measures that exclude the impact of the $199 million non-cash impairment charge.
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, depreciation and amortization and net income attributable to non-controlling interests and it includes earnings from our equity investments. Adjusted EBITDA also excludes the impact of the $199 million non-cash impairment charge we believe is significant but not reflective of our underlying operations.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
We believe these measures provide investors with meaningful information in evaluating our financial performance and cash distribution capability.
Total distributable cash flow includes Adjusted EBITDA plus:
•	Distributions from our equity investments
less:
•	Earnings from our equity investments,
•	Equity allowance for funds used during construction (Equity AFUDC),
•	Interest expense,
•	Distributions to non-controlling interests, and
•	Maintenance capital expenditures.
Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN's distributable cash flow for the year ended December 31, 2016 less $20 million (2015- less $15 million).
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating performance.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned "Reconciliation of Net income to Distributable Cash Flow," "Reconciliation of Net income (loss) attributable to controlling interests to adjusted earnings" and "Reconciliation of Net income (loss) per common unit to adjusted earnings per common unit," included at the end of this release.
Conference Call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 866.223.7781 on Monday, February 27, 2017 at 9:00 a.m. central time (CDT)/10:00 a.m. eastern time (EDT). Brandon Anderson, President of the General Partner, will discuss the fourth quarter financial results and provide an update on the Partnership's business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership's website under "Events and Presentations" prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT) and midnight (EDT) on March 6, 2017, by calling 800.408.3053, then entering pass code 9983947.

About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in seven federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Eastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.
Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to costs of compliance with newly enacted regulations, the timing, terms and closing of future acquisitions of additional natural gas pipeline assets and the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, potential of claims for rescission in connection with certain sales under our ATM program, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control,  disruption in the debt and equity markets that negatively impacts the Partnership's ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2016 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:	Mark Cooper/James Millar 403.920.7859	403.920.7859
		800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars except per common unit amounts)	2016	2015	2016	2015

Transmission revenues	91	89	357	344
Equity earnings	28	34	116	97
Impairment of equity-method investment	-	(199)	-	(199)
Operation and maintenance expenses	(14)	(17)	(50)	(53)
Property taxes	(5)	(3)	(19)	(19)
General and administrative	(2)	(4)	(7)	(9)
Depreciation	(21)	(22)	(86)	(85)
Financial charges and other	(17)	(15)	(67)	(56)
Net income (loss)	60	(137)	244	20

Net income attributable to non-controlling interests	-	-	-	7
Net income (loss) attributable to controlling interests	60	(137)	244	13

Net income (loss) attributable to controlling interest allocation

Common units	47	(145)	211	(2)
General Partner	3	(2)	11	3
Class B units (b)	10	10	22	12
	60	(137)	244	13

Net income (loss) per common unit - basic and diluted (a)	$ 0.70	$ (2.24)	$ 3.21	$ (0.03)

Weighted average common units outstanding (millions) - basic and diluted	67.0	64.2	65.7	63.9

Common units outstanding, end of period (millions)	67.4	64.3	67.4	64.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner's effective two percent general partner interest, plus an amount equal to incentive distributions. For the year ended December 31, 2016, the amount allocated to the Class B units was equal to 30 percent of GTN's annual distributable cash flow, less the threshold amount of $20 million (2015 – less $15 million).

(b)
During the six months ended June 30, 2016, the $20 million annual threshold was exceeded and during the twelve months ended December 31, 2016, 30 percent of GTN's total distributable cash flow amounted to $42 million, exceeding the annual threshold by $22 million. As a result, $22 million of net income attributable to controlling interests was allocated to the Class B units at December 31, 2016, of which $1 million, $11 million and $10 million was allocated during the three months ended June 30, 2016, September 30, 2016 and December 31, 2016 respectively. From April 1, 2015 to December 31, 2015, 30 percent of GTN's total distributable cash flow was $27 million, exceeding the 2015 threshold of $15 million by $12 million. As a result, $12 million of net income attributable to controlling interests was allocated to the Class B units for the twelve months ended December 31, 2015, of which $2 million and $10 million was allocated during the three months ended September 30, 2015 and December 31, 2015, respectively.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited)	December 31,	December 31,
(millions of dollars)	2016	2015
Assets
Current Assets
Cash and cash equivalents	50	39
Accounts receivable and other	37	35
Distribution receivable from affiliate	3	-
Inventories	7	7
Other	5	-
	102	81
Investments in unconsolidated affiliates	1,044	965
Plant, property and equipment	1,881	1,949
Goodwill	130	130
Other assets (a)	1	1
	3,158	3,126

Liabilities and Partners' Equity
Current Liabilities
Accounts payable and accrued liabilities	27	32
Accounts payable to affiliates	7	5
Accrued interest	9	8
Current portion of long-term debt	23	14
	66	59
Long-term debt	1,835	1,889
Other liabilities	28	27
	1,929	1,975

Common units subject to rescission (b)	83	-

Partners' Equity
Common units	1,002	1,021
Class B units	117	107
General partner	27	25
Accumulated other comprehensive loss	-	(2)
Controlling interests	1,146	1,151
	3,158	3,126

(a)
As a result of the application of ASU no. 2015-03 and similar to the presentation of debt discounts, debt issuance costs of $7 million at December 31, 2015 previously reported as other assets in the balance sheet were reclassified as an offset against debt.

(b)
In connection with the late filing of an employee-related Form 8-K with the SEC, we may have been ineligible to use the then-effective shelf registration statement upon the filing of our 2015 Form 10-K. As a result, it was determined that the 1.6 million common units that were issued after the filing of our Form 10-K on February 26, 2016 up to and including May 19, 2016 under our ATM program may be subject to rescission rights for an amount equal to the purchase price paid for the units (or the difference between the purchase price paid and the price at which the units were sold, assuming a loss), plus statutory interest and less any distributions paid, upon the return of the units to us. These rights expire one year from the date of purchase of the unit. No unitholder has claimed or attempted to exercise any rescission rights to date.

As a result, at December 31, 2016, the Partnership classified all the 1.6 million common units described above, outside of equity given the potential redemption feature which is not within the control of the Partnership. These units are treated as outstanding for financial reporting purposes.

The total amount transferred outside of equity was approximately $83 million which includes interest and less distributions paid and includes our General Partner's share to maintain its effective two percent interest.

For more information, refer to our Annual Report on Form 10-K for the period ended December 31, 2016 as filed with the SEC.

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

(unaudited)	Twelve months ended December 31,
(millions of dollars)	2016	2015

Cash Generated From Operations
Net income	244	20
Depreciation	86	85
Impairment of equity-method investment	-	199
Amortization of debt issuance costs	2	1
Accrual for costs related to acquisition of 49.9% interest in PNGTS	-	2
Equity allowance for funds used during construction	-	(1)
Equity earnings from equity investments (a)	(116)	(97)
Distributed earnings received from equity investments (a)	163	119
Change in operating working capital	2	(9)
	381	319
Investing Activities
Investment in Great Lakes	(9)	(9)
PNGTS Acquisition	(193)	-
Acquisition of the remaining 30 percent interest in GTN	-	(264)
Capital expenditures	(28)	(54)
Other	1	1
	(229)	(326)
Financing Activities
Distributions paid	(250)	(228)
Distributions paid to Class B units	(12)	-
Distributions paid on non-controlling interests	-	(9)
Common unit issuance, net	84	44
Common unit issuance subject to rescission, net	83	-
Equity contribution by the General Partner	-	2
Long-term debt issued, net of discount	209	618
Long-term debt repaid	(254)	(404)
Debt issuance costs	(1)	(3)
	(141)	20
Increase in cash and cash equivalents	11	13
Cash and cash equivalents, beginning of period	39	26
Cash and cash equivalents, end of period	50	39

(a)
In August 2016, the FASB issued ASU No. 2016-15 "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," an amendment of previously issued guidance, which intends to reduce diversity in practice as to how certain transactions are classified in the statement of cash flows. The new guidance is effective January 1, 2018, however since early adoption is permitted, the Partnership elected to retrospectively apply this guidance effective December 31, 2016. The Partnership has elected to classify distributions received from equity method investees using the nature of distributions approach as it is more representative of the nature of the underlying activities of the investees that generated the distributions. As a result, certain comparative period distributions, received from equity method investees, amounting to $25 million in 2015 has been reclassified from investing activities to cash generated from operations in the consolidated statement of cash flows.

TC PipeLines, LP
Supplemental Schedule
Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Twelve months ended
(unaudited)	December 31		December 31
(millions of dollars except per common unit amounts)	2016	2015	2016	2015
Net Income	$ 60	$ (137)	$ 244	$ 20
Add:
Interest expense (a)	17	15	68	61
Depreciation and amortization	21	22	86	85
EBITDA	98	(100)	398	166

Impairment of equity investment	-	199	-	199

Adjusted EBITDA	$ 98	$ 99	$ 398	$ 365

Add:
Distributable cash flow from equity investments (b)
Northern Border	24	22	91	91
Great Lakes	6	19	34	40
PNGTS (c)	6	-	24	-
	36	41	149	131
Less:
Equity earnings
Northern Border	(17)	(16)	(69)	(66)
Great Lakes	(5)	(18)	(28)	(31)
PNGTS (c)	(6)	-	(19)	-
	(28)	(34)	(116)	(97)
Less:
Equity AFUDC	-	-	-	(1)
Interest expense	(17)	(15)	(68)	(61)
Distributions to non-controlling interests (d)	-	-	-	(11)
Maintenance capital expenditures (e)	(7)	(4)	(16)	(16)

Total Distributable Cash Flow	$ 82	$ 87	$ 347	$ 310

General Partner distributions declared (f)	(4)	(3)	(12)	(8)
Distributions allocable to Class B units (g)	(11)	(10)	(22)	(12)

Distributable Cash Flow	$ 67	$ 74	$ 313	$ 290

(a)	Interest expense as presented includes net realized loss related to interest rate swaps.
(b)
These amounts are calculated in accordance with the cash distribution policies of these entities.  Distributions from each of our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(c)
Our equity investee PNGTS had $22 million of senior secured notes payment due in 2016, of which the Partnership's share was approximately $11 million. PNGTS has historically funded its scheduled debt repayments and other cash needs such as tax payments, by adjusting its available cash for distribution, which effectively reduces the net cash that we actually receive as distributions from PNGTS.  Accordingly, these amounts represent our 49.9 percent share of distributions from PNGTS' available cash before our proportionate share of the total debt repayment of PNGTS.

(d)	Distributions to non-controlling interests represent the respective share on our consolidated entities' quarterly distributable cash not owned by us during the current reporting period.
(e)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, our assets' operating capacity, system integrity and reliability.  Accordingly, this amount represents the Partnership's and its consolidated subsidiaries' maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures on our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(f)
Distributions declared to the General Partner for the three and twelve months ended December 31, 2016 included an incentive distribution of approximately $2 million and $6 million, respectively (2015 -  $1 million and $2 million).

(g)
During the twelve months ended December 31, 2016, 30 percent of GTN's total distributions was $42 million; therefore the distributions allocable to the Class B units was $22 million, representing the amount that exceeded the threshold level of $20 million. During the nine months ended December 31, 2015, 30 percent of GTN's total distributions was $27 million; therefore the distributions allocable to the Class B units was $12 million, representing the amount that exceeded the threshold level of $15 million. The Class B distribution is determined and payable annually.

On January 23, 2017, the board of directors of our General Partner declared distributions to Class B unitholders in the amount of $22 million which was paid on February 14, 2017. The 2015 Class B distribution amounting to $12 million was paid by the Partnership on February 12, 2016.

Reconciliation of Net income (loss) attributable to controlling interest and adjusted earnings

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars )	2016	2015	2016	2015

Net income (loss) attributable to controlling interests	60	(137)	244	13
Add: Impairment of equity-method investment	-	199	-	199
Adjusted earnings	60	62	244	212

Reconciliation of Net income (loss) per common unit and adjusted earnings per common unit

	Three months ended		Twelve months ended
	December 31,		December 31,
(unaudited)	2016	2015	2016	2015
Net income (loss) per common unit - basic and diluted (a)	$ 0.70	$ (2.24)	$ 3.21	$ (0.03)
Add: Impairment of equity-method investment (b)	-	3.03	-	3.06
Adjusted earnings per common unit - basic and diluted	$ 0.70	$ 0.79	$ 3.21	$ 3.03

(a)	Details of the calculation can be found in the Financial Summary-Consolidated Statements of Income section of this release.

(b)
Computed by dividing $199 million impairment charge, after deduction of amounts attributable to the General Partner with respect to its effective two percent interest, by the weighted average number of common units outstanding during the period.